Opinion of Holme Roberts & Owen LLP                                  Exhibit 5.1




August 20, 1998




Wild Oats Markets, Inc.
1645 Broadway
Boulder, Colorado  80302

Dear Ladies and Gentlemen:

We have acted as counsel to Wild Oats Markets, Inc. (the Company) in connection with the filing by the Company of a Registration Statement on Form S-3 (the Registration Statement) with the Securities and Exchange Commission (the Commission) related to the resale by certain stockholders of the Company of up to 104,930 shares of the Company's Common Stock (the Shares).

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and (ii) reviewed the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We consent to the reference to our firm under the caption Legal Matters in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Holme Roberts & Owen LLP



By:  /s/ Francis R. Wheeler
        Francis R. Wheeler, Partner